Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) entered into between Felicia Ladin (“Executive”), and Cyanotech Corporation (the “Company”), will be effective upon execution by both parties of the date signed by Executive and Company below (the “Effective Date”).

1.	Position; Commencement Date.

Executive will be employed by the Company under this Agreement in the position of CFO, VP of Finance and Administration, Treasurer. Executive shall report to Gerald Cysewski, the Chief Executive Officer of the Company (“CEO”). Executive’s primary work location will be Oahu, Hawaii. Work will be remote with occasional on-site Kailua-Kona, Hawaii work, based on the needs of the business. Executive’s employment is contingent upon Executive’s successful completion of any pre-employment testing, including a background check and drug screen, and Executive’s ability to demonstrate the lawful right to work in the United States. Executive’s first day of part-time work schedule will be September 28, 2020 or such other date mutually agreed upon by the parties. Executive’s first day of full-time work will be November 2, 2020 or such other date mutually agreed upon by the parties.

2.	Duties.

As the Company’s Chief Financial Officer, VP of Finance and Administration, Treasurer, the Executive shall perform such duties and functions as are determined from time to time by the company’s CEO. In the performance of Executive’s duties with the Company, Executive shall at all times comply with the written policies of the Company and be subject to the reasonable direction of the CEO.

3.	At-Will Employment.

Executive’s employment is “at will.” Executive or the Company may terminate Executive’s employment or modify it, at any time for any reason or for no reason, with or without notice.

4.	Base Salary.

During the part-time schedule, the Executive will receive an annual base salary of $95,000.00 (Ninety-Five Thousand Dollars and No Cents). Upon the start of the regular full-time schedule, the Executive will receive an annual base salary of $190,000.00 (One Hundred Ninety Thousand Dollars and No Cents). The Executive will be paid in accordance with the Company’s regular payroll practices, subject to withholdings required by law or authorized by Executive. Executive’s annual base salary will be subject to review annually at the end of each calendar year, to determine whether, in the Company’s sole discretion, the annual base salary should be increased.

5.	Bonus and Equity Incentives.

Executive shall be eligible to participate in the Cyanotech Management Bonus Plan and the Cyanotech Corporation Equity Incentive Plan, subject to the terms and conditions of those plans. At the time of this agreement, according to the Cyanotech Management Bonus Plan, the CFO position is included in the 35% (Thirty Five percent) tier. The Cyanotech Corporation Equity Incentive Plan annually grants restricted stock units (RSU’s) to all eligible employees. In addition, the Board will grant Executive 25,000 (Twenty-five Thousand) stock options exercisable for shares of common stock of the Company under the Company’s 2016 Equity Incentive Plan (the “Plan”) at the date of hire, which will vest over three (3) years at 8,333 (Eight Thousand Three Hundred Thirty Three) shares per year for the first two years and the remainder of 8,334 (Eight Thousand Three Hundred Thirty Four) shares the third year. The exercise price for the stock option award will be the closing market price on the date of grant. All stock option grants hereunder will be evidenced by and subject to the terms of the Plan and a Stock Option Grant Notice and Option Agreement. The vesting schedule and terms for the stock options will be set forth in the Stock Option Grant Notice and Option Agreement.

6.	Employee Benefit Programs.

Executive will be eligible to participate in, and be covered by, the Company’s employee benefit programs, subject to any preconditions in those programs, upon Executive’s Commencement Date. Specific programs currently in place include; health (physician, prescription, dental, vision) insurance for Executive and her family; a short term and long-term disability insurance plan; and group or individual life insurance. In addition, Executive will be entitled to two (2) weeks (80 hours) of paid personal time off immediately upon hire and will accrue paid personal time off (“PTO”) at the rate of four (4) weeks (160 hours) for each twelve (12) months Executive is employed by the Company, which accrual shall be subject to the generally applicable policies of the Company. Electronic equipment (laptop computer, monitors & accessories) necessary to do the job in a remote office will be provided by the company.

7.	Reimbursements.

Executive will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business.

8.	Conflicting Employment.

Executive shall devote Executive’s entire business time, attention and energies exclusively to the business interests of the Company while employed full-time by the Company except as otherwise specifically approved in writing by the CEO. Subject to approval by the CEO, Executive may accept speaking or presentation engagements in exchange for honoraria and may serve on boards of directors and advisory boards of charitable organizations as long as such service does not adversely affect the performance of her duties under this Agreement.

9.	Confidentiality, Invention Assignment, and Non-Compete Agreement.

9.1     Non-Competition.      Executive agrees that for two (2) years after Executive’s employment with the Company, Executive will not, alone or as a member, employee, or agent of any individual or partnership, or as an officer, agent, employee, director, stockholder, or investor of any corporation, directly or indirectly, own, manage, operate, join, control, or participate in the ownership or management, operation, or control of, or work for or permit the use of Executive’s name by, or be connected in any manner with any business or activity which produces, distributes, sells, markets, or has plans to produce, distribute, sell or market, any products that directly compete with Cyanotech Corporation or Nutrex Hawaii products.

9.2     Confidentiality and Invention Assignment. Executive acknowledges and agrees to at all times abide by the terms of the Company’s Confidentiality and Invention Assignment Agreement. Any modifications to the Confidentiality and Invention Assignment Agreement must be made and approved in writing by the Company’s CEO.

10.	Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective heirs, executors, legal representatives, successors and assigns. This Agreement is specific to Executive and may not be assigned.

11.	Waiver and Amendment.

No modification, waiver or amendment of this Agreement will be effective unless in writing signed by the Executive and by the Company. No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

12.	Entire Agreement.

This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matters herein and supersedes all prior or contemporaneous discussions and agreements between the parties, whether oral or written, with respect to such terms.

13.	Governing Law.

This Agreement shall be governed by the laws of the State of Hawaii.

14.	Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

15.	Arbitration.

Executive and the Company mutually agree that they will submit all disputes arising under this Agreement or arising out of or related to Executive’ employment with Company to final and binding arbitration in Honolulu, Hawaii, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (AAA Rules) or, if the parties mutually agree, under the Employment Arbitration Rules and Procedures of JAMS. The arbitrator selected shall have the authority to grant Executive or the Company or both all remedies otherwise available by law.

Notwithstanding anything to the contrary in the AAA or JAMS Rules, the arbitration shall provide (i) for written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Executive and the Company shall each bear her, or its own costs and attorneys’ fees incurred in conducting the arbitration.

In disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination in employment (“Statutory Claim”), reasonable attorneys’ fees shall be awarded by the arbitrator based on the same standard as such fees would be awarded if the Statutory Claim had been asserted in state or federal court. Judgment upon any award rendered may be entered in any court of competent jurisdiction.

16.	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Cyanotech Corporation

By:	/s/Gerald R. Cysewski	Date:	September 24, 2020
Name: Gerald R. Cysewski
Title: CEO

Executive

By:	/s/Felicia Ladin	Date:	September 24, 2020
Name: Felicia Ladin